Exhibit 10.1

May 14, 2020       CONFIDENTIAL

Anthony Scaglione

203 Macintyre Lane

Allendale, NJ 07401

Dear Anthony:

It is with great pleasure that I confirm our offer of employment with Office Depot.  We are looking forward to having you as part of our team.

This letter confirms the details of the offer, which are set forth below.  Please note that this offer is contingent upon the satisfactory outcome of a background check and should not be construed as a formal contract of employment.  A background check may include, but is not limited to, a criminal record check, educational record check, verification of prior employment, credit check, Social Security number verification and drug screen, if required for the position.

Position:  Executive Vice President, Chief Financial Officer reporting to the CEO

Base Salary:  You will be paid $650,000 annually, which is subject to deductions for taxes and other withholdings as required by law. This annual amount will be paid as a weekly salary which you will receive on a bi-weekly basis. As an exempt employee, your hours in this position may fluctuate, and each weekly portion of your salary will compensate you for all hours you work during that week.

Start Date:  TBD

Location:  Boca Raton, Florida

Bonus Eligibility:  You will be eligible to participate in the Office Depot, Inc. 2020 Corporate Incentive Plan (the “Plan”). Any incentive payable under the Plan for 2020 will be paid in 2021, no later than March 15, 2021, and subject to the Plan’s terms and conditions. The Plan currently provides an incentive target payout of 90% of your annual eligible earnings.

Sign-On Bonus: You will receive a Sign-On Bonus of $500,000, less applicable taxes, payable in the first payroll after completion of your first 90 days of service pursuant to the terms of the Sign-On Agreement.

Sign-On Equity:  You will receive a new hire sign-on equity award, effective on your Start Date (“grant date”), equal to a value of $1,500,000. This sign-on equity will consist of time-vested Restricted Stock Units (RSUs), with 1/9 vesting on the first anniversary of the grant date and the remaining 8/9 vesting split equally on the second and third anniversaries of the grant date, as long as you are continuously employed by the Company through each anniversary date.  The actual number of RSUs awarded will be determined by taking the $1,500,000 award value and dividing it by the Fair Market Value (“FMV”), as calculated by AON/ Radford, and will take into consideration the average closing stock price for the trailing 20 days prior to the grant date (“average stock price”).

Long-Term Incentive Program:  Following your Start Date, you will receive a 2020 Long Term Incentive Program award equal to an annualized grant value of $1,600,000, which will be prorated (reduced) based on your Start Date relative to the original March 10, 2020 annual grant date.  The grant will be effective on your Start Date and consist of the following three components which are aligned with the 2020 Long Term Incentive Plan design: 1) 30% Performance Stock Units (“PSUs”) tied to the Company’s Free Cash Flow Performance for the fiscal periods of 2020 – 2022; 2) 30% PSUs tied to relative Total Shareholder Return (“rTSR”) for the performance period between March 10, 2020 and March 10, 2023; and 3) 40% time-vested RSUs, with vesting occurring in one-third installments on each of the first three anniversaries of the grant

Anthony Scaglione

date as long as you are continuously employed by the Company through each anniversary date. The actual number of RSUs and PSUs awarded will be determined by taking the prorated award value and dividing it by the FMV, as calculated by AON/ Radford, and will take into consideration the average stock price.

Car Allowance:  You are eligible for the Executive Car Allowance Program, which is intended to cover expenses associated with owning/leasing and maintaining a vehicle.  The current allowance is a flat amount of $600.00 which will be included with your bi-weekly paycheck.

Paid Time-Off:  You will be eligible for paid time off in accordance with the terms of Office Depot’s Paid Time Off policy, as the terms may be amended from time to time (currently, 208 hours of PTO per year).

Relocation:  This offer is contingent upon your relocation from your current residence to South Florida.  To assist you with this process, you will be eligible to participate in the corporate relocation program.  Please refer to the enclosed brochure for information on the benefits available.

Benefits:  A summary of the benefits for which you will be eligible is enclosed.

Non-Compete Agreement:  For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of this position, enclosed is an important document, which requires your execution – the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement.  Please return this document within ten (10) days hereof (a return envelope has been provided for your convenience). Your offer for employment is also conditioned upon your representation that you do not have any post-employment obligations (contractual or otherwise) that would limit in any respect your employment with Office Depot and your contemplated duties or otherwise subject Office Depot to liability for breach of any such obligations.  Your acceptance of employment shall constitute your affirmation of the foregoing representation.

Employment at Will/Severance:  All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment.  In the event that, at any time during your employment (except as provided in the CIC Plan (defined below)), you are terminated by Office Depot without Cause, or you resign for Good Reason, Office Depot will pay to you, less applicable taxes and other deductions required by law, the sum of (i) 18 months of your then-prevailing base salary at the rate in effect on the date of your employment termination, (ii) 18 times the difference between Office Depot’s monthly COBRA charge on your date of employment termination for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, (iii) bonus calculated based on actual performance under Office Depot’s annual bonus plan for Office Depot’s fiscal year in which the employment termination occurs, and your annual eligible earnings in the fiscal year in which the employment termination occurs, and (iv) any earned but unpaid annual bonus for the completed fiscal year preceding the fiscal year of termination, which unpaid bonus will be paid when annual bonuses are paid to other senior executives for such fiscal year.  Payment due under (iii), if any, will be made at the same time as payments are made to other active participants in the annual bonus plan following determination of actual performance by the Compensation Committee.  Office Depot must deliver to you a release agreement in a form substantially consistent with Office Depot’s standard form of general release used for officers and not inconsistent with the terms of this letter (the “Release”) within seven days following the date of your employment termination.  As a condition to receipt of the severance benefits specified in this section, you must (A) sign the Release and return the signed Release to Office Depot within the time period prescribed in the Release (which will not be more than 45 days after Office Depot delivers the Release to you), and (B) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (A) and (B) above is the “Release Period.”  Office Depot will pay the severance benefits specified in this section to you in a lump sum within 15 days following the expiration of the Release Period.  In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section. Unless otherwise agreed to in writing by Office Depot, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Office Depot severance plan, policy, program or practice (whether written or unwritten) and, therefore, such severance

Anthony Scaglione

benefits shall be the exclusive source of any severance benefits.  For purposes of this letter, other than as applies under the CIC Plan, Cause and Good Reason are defined as follows:

“Cause” means: (i) your willful failure to perform your material duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your willful failure to comply with any valid and legal directive of the CEO; (iii) your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Office Depot or its affiliates; (iv) your embezzlement, misappropriation or fraud, whether or not related to your employment with Office Depot; (v) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) your willful violation of a material policy of Office Depot; or (vii) your material breach of any material obligation under this letter, the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement, or any other written agreement between Office Depot and you.  Termination of your employment shall not be deemed to be for Cause unless and until Office Depot delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board, finding that you are guilty of the conduct described in any of (i) through (vii) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have thirty (30) business days from the delivery of written notice by Office Depot within which to cure any acts constituting Cause; provided, however, that if Office Depot reasonably expects irreparable injury from a delay of thirty business (30) days, Office Depot may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect. For purposes of this “Cause” definition, no act or failure by you shall be considered “willful” if such act is done by you in the good faith belief that such act is or was in the best interests of Office Depot or one or more of its businesses.

“Good Reason” means the occurrence of any one or more of the following, in each case without your written consent: (i) a material reduction in your Base Salary (as such annual base salary may be increased from time to time), except for across-the-board annual base salary reductions affecting the executive leadership team; (ii) the relocation of Office Depot’s principal executive office to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from its location on your Start Date and that results in a material increase to your normal daily commute, except for required travel on business for Office Depot or any subsidiary; (iii) the failure of Office Depot to obtain a satisfactory agreement from any successor to assume and agree to perform this letter and the CIC Plan; or (iv) material breach by Office Depot of any material provision of this letter, unless arising from your inability to materially perform your duties contemplated hereunder; provided, however, that you will only have Good Reason if you provide notice of termination to Office Depot of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstance is not cured within thirty (30) days after Office Depot’s receipt of such notice of termination. If you initiate your separation from service for Good Reason, the actual separation from service must occur within sixty (60) days after the date of the notice of termination. Your failure to timely give notice of termination of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of your right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

Change in Control Plan:  You will be eligible to participate in the Executive Change in Control Plan (“CIC Plan”) which provides for severance in the event that you are involuntarily terminated following a Change in Control, as defined therein, at the Tier 1 level.  Enclosed you will find a copy of the CIC Plan for your reference as well as a Notice of Selection for Participation in Executive Change in Control Severance Plan (“Notice”) which requires your acceptance prior to your effective participation in the CIC Plan.  Please return the signed Notice to me along with your signed offer letter.

Tax Treatment:  This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”)

of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii).  With respect to other amounts that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts payable under this letter and Office Depot’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A.  As a result, with respect to any amount that is subject to Section 409A (i) references to your termination of employment shall be deemed references to your “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and (ii) in the event you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) on the date of your separation from service (with such status determined by Office Depot in accordance with rules established by Office Depot in writing in advance of the “specified employee identification date” that relates to the date of your separation from service or in the absence of such rules established by Office Depot, under the default rules for identifying specified employees under Treas. Reg. §1.409A-1(i)), any amount that is payable to you in connection with your separation from service shall be paid six months after such separation from service (if you die after the date of your separation from service but before a payment has been made, such payment will be paid to your estate without regard to such six-month delay).  You acknowledge and agree that Office Depot has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Clawback Provisions:  Any incentive-based compensation or other amounts paid to you pursuant to any and all agreements or arrangements with the Company will be subject to clawback under any applicable Company clawback policy (including any such policy adopted by the Company pursuant to applicable law, government regulation or stock exchange listing requirement).

Miscellaneous:  Office Depot is required to verify your eligibility to work in the United States.  Accordingly, on your first day of work at Office Depot, you must complete an Employment Eligibility Verification Form and provide original documentation establishing your identity and employment eligibility.  The List of Acceptable Documents for this purpose is enclosed for your reference.

If you fail to provide the necessary documentation to establish your identity and eligibility to work in the United States by the close of business of your second day of work, you will not be permitted to work at Office Depot.

Anthony, we are excited to have you join management as Executive Vice President, Chief Financial Officer.  I look forward to your response as soon as practicable.

Regards,

/s/ GERRY P. SMITH

Gerry Smith

Chief Executive Officer

Enclosures

Agreed and Accepted by:

/s/ D. ANTHONY SCAGLIONE	June 15, 2020
Anthony Scaglione	Date